                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant  /X/

Filed by a Party other
than the Registrant     / /

Check the appropriate box:


/ / Preliminary Proxy Statement   / / Confidential, for Use of the Commission
                                      Only (as permitted by Rule 14a-6 (e) (2))
/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to sec.240.14a-11 (c) or sec.240.14a-12


                               MOORE PRODUCTS CO.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11 (c) (1) (ii), or 14a-6 (i) (1), or 14a-6 (i) (2)
    or Item 22(a) (2) of Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6 (i) (3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

/X/ Fee paid previously with preliminary material.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                               [GRAPHIC OMITTED]



                               MOORE PRODUCTS CO.
                                 Sumneytown Pike
                        Spring House, Pennsylvania 19477
                               -------------------

                          NOTICE OF 1996 ANNUAL MEETING
                                 OF SHAREHOLDERS
                            TO BE HELD ON MAY 2, 1996
                               -------------------
To the Shareholders:

     The Annual Meeting of Shareholders of Moore Products Co. (the "Company") will be held on Thursday, May 2, 1996, at 11:00 A.M. local time at the office of the Company, Spring House, Pennsylvania, for the following purposes:

     1.   To elect three directors of the Company for a term of four years;

     2. To consider and vote upon a proposal to approve an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of common stock from 3,750,000 to 7,500,000 shares;

     3. To consider and vote upon a proposal to approve an amendment to the Company's 1994 Incentive Stock Option and Non-qualified Stock Option Plan to increase the number of shares available for issuance under the plan from 300,000 to 750,000; and

     4. To transact such other business as may properly come before the meeting, or any adjournments thereof.

     The close of business on March 14, 1996, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournments thereof.

     Whether or not you expect to be present in person at the meeting, you are requested to execute promptly the enclosed proxy and return it in the envelope provided, which requires no further postage if mailed in the United States.


                                   By Order of the Board of Directors


                                   Robert E. Wisniewski
                                   Secretary and Treasurer

March 28, 1996

                               Moore Products Co.
                                 Sumneytown Pike
                             Spring House, PA 19477


                                 PROXY STATEMENT



     Proxies in the form enclosed are solicited by the Board of Directors of Moore Products Co. ("the Company") for use at the Annual Meeting ("the Meeting") of the Shareholders of the Company to be held May 2, 1996, and any adjournments thereof.

     Execution of the enclosed proxy will not in any way affect a shareholder's right to attend the meeting and vote in person; and shareholders giving proxies may revoke them at any time before they are exercised by a written revocation or duly executed proxy bearing a later date filed with the Secretary of the Company.

     The solicitation of the proxies being on behalf of the Board of Directors, all expenses in connection therewith will be paid by the Company. No solicitation is intended to be made by any manner other than the sending of this Proxy Statement through the mail which is expected to occur on or about April 1, 1996.

Voting Securities

     As of the record date, March 14, 1996, the Company had outstanding 2,583,892 shares of common stock, par value $1.00, each share entitled to one vote, and 175,950 shares of convertible preferred stock, par value $1.00, each share entitled to five votes. The preferred stock is convertible at any time, at the option of the holder, into common stock at the rate of one share of common stock for each 2-1/2 shares of preferred stock. The common and preferred shares are collectively referred to herein as the "voting shares." In the election of directors, assuming a quorum is present, the nominees receiving the highest number of votes cast at the Meeting (with the common stock and preferred stock voting as a single class) will be elected. The affirmative vote of a majority of the votes cast at the Meeting is required for the approval of Proposals 2 and 3, assuming a quorum is present. Abstentions, or the withholding of, or specific direction not to cast any vote on a specific matter, such as broker non-votes, will not constitute the casting of a vote on such matter.

Beneficial Ownership of Principal Shareholders and Management

     The following table sets forth, as of March 14, 1996, (except where otherwise indicated) certain information concerning the beneficial ownership of the Company's outstanding voting shares by (i) each person who is known by the Company to be the beneficial owner of more than 5% of either class of such voting shares, (ii) each director and nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table appearing later in this Proxy Statement, and (iv) all directors and executive officers of the Company as a group. Such information is based upon information supplied by such persons.

Name of Beneficial                       Class of             Amount and Nature of               Percent
Owner or Group (1)                       Voting Shares        Beneficial Ownership (2)           of Class
------------------                       -------------        ------------------------           --------
Mellon Bank Corporation                     Common                    1,136,156   (3) (4)          42.8
                                            Preferred                   172,890   (4)              98.3

Moore Products Co. Pension Plan             Common                      500,000   (5)              19.4

Frances O. Moore                            Common                      326,854   (3) (6)          12.3
                                            Preferred                   172,890   (6)              98.3

Thomas C. Moore, Director                   Common                      345,592   (3) (7)          14.4
                                            Preferred                     1,020                     *

James O. Moore, Director                    Common                      351,533   (3) (8) (9)      13.6
                                            Preferred                     1,020                     *

William B. Moore, Director,                 Common                      362,793   (3) (9) (10)     14.0
President and Chief                         Preferred                     1,020                     *
Executive Officer

Edwin G. Rorke, Director                    Common                        6,022                     *

Edward J. Curry, Director,                  Common                        4,092   (9) (11)          *
Executive Vice President and
Chief Operating Officer

Robert B. Adams, Director                   Common                        4,033                     *

F. Lawton Hindle, Director                  Common                        1,680   (9)               *

Ralph H. Owens, Director                    Common                        4,331                     *

Raymond M. Reed, Director                   Common                         ---                     ---

James McDonald, Vice President,             Common                        2,221   (9)               *
Sales

Quest Advisory Corp.                        Common                      163,100  (12)              6.3

Peter Cundill & Associates                  Common                      196,425  (13)              7.6
(Bermuda), Ltd.

All directors and executive                 Common                      958,177   (3) (14)        37.1
officers as a group                         Preferred                     3,060                    1.7
(11 in number)

-----------------------
*  Less than 1%

(1) The address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, PA 15258. The address of the Moore Products Co. Pension Plan is c/o Benefits Committee, Moore Products Co., Sumneytown Pike, Spring House, PA 19477. The addresses of F. O. Moore, T. C. Moore, J. O. Moore and W. B. Moore are c/o Moore Products Co., Sumneytown Pike, Spring House, PA 19477. The address of Quest Advisory Corp. is 1414 Avenue of the Americas, New York, NY 10019. The address of Peter Cundill & Associates (Bermuda), Ltd. is 15 Alton Hill, Southampton SN 01, Bermuda.

(2) Except as otherwise indicated, the beneficial ownership reflected in this Proxy Statement is based upon sole voting and dispositive power (other than in the case of co-trustees, where such powers are shared).

(3) Includes shares issuable upon the assumed conversion of the preferred shares beneficially owned by such person or entity.

(4) Represents shares held as of December 31, 1995 by Mellon Bank Corporation and its affiliates ("Mellon") in various fiduciary capacities according to the Schedule 13G filed by it with the Securities and Exchange Commission.
     Includes: an aggregate of 257,698 common shares, and all of the indicated preferred shares, held as co-trustee (with Frances O. Moore) of the Trust under the Will of the late Coleman B. Moore; and an aggregate of 300,000 common shares held as co-trustee (with T. C. Moore, J. O. Moore, and W. B. Moore) of two trusts established by Coleman B. Moore; and an aggregate of 500,000 common shares held by the Company's Pension Plan of which Mellon is the Trustee (see footnote (5) below).

(5) Under the terms of the Company's Pension Plan and Trust, the Company's Benefits Committee has the power and duty to direct Mellon, as Trustee, as to the voting, holding and sale of the Company common shares held in the Plan; however, by law Mellon, as Trustee, may have certain duties as to the management and voting of such common shares. The current members of the Company's Benefits Committee are E. J. Curry, Executive Vice President and Chief Operating Officer of the Company; R. E. Wisniewski, Secretary and Treasurer of the Company; and J. F. Douglass, Director of Personnel and Facilities of the Company, all of whom disclaim beneficial ownership of the common shares held by the Plan. The decisions of the Benefits Committee with respect to the voting, holding and sale of such common shares are required to be made by a majority of the members of the Benefits Committee.

(6) Includes the common and preferred shares held by her as co-trustee of the Trust under the Will of Coleman B. Moore referred to in footnote (4) above.

(7) Includes: 10,000 common shares held by him as trustee for his children; 300,000 common shares held by him as co-trustee of the two trusts referred to in footnote (4) above; 13,000 common shares held by him as co-trustee of a trust established by Frances O. Moore; and 1,344 common shares held by him as custodian for his minor grandchildren.

(8) Includes: 300,000 common shares held by him as co-trustee of the two trusts referred to in footnote (4) above; and 13,000 common shares held by him as co-trustee of a trust established by Frances O. Moore.

(9) Includes, with respect to the particular named individual, shares issuable under currently exercisable stock options granted to him as follows: J. O. Moore, 1,200 common shares; W. B. Moore, 5,000 common shares; E. J. Curry, 3,000 common shares; F. L. Hindle, 1,680 common shares; and J. McDonald, 2,000 common shares.

(10) Includes: 300,000 common shares held by him as co-trustee of the two trusts referred to in footnote (4) above; 13,000 common shares held by him as co-trustee of a trust established by Frances O. Moore; and an aggregate of 7,350 common shares owned directly by his minor children.

(11) Does not include the 500,000 common shares held by the Company's Pension Plan (see footnote (5) above).

(12) Shares held as of December 31, 1995 by Quest Advisory Corp. which is controlled by Charles M. Royce according to their joint Schedule 13G.

(13) According to a joint Schedule 13D filed by Peter Cundill & Associates (Bermuda) Ltd. ("PCB"), Peter Cundill Holdings (Bermuda) Ltd. ("Holdings") and F. Peter Cundill ("Cundill"), includes as of December 31, 1995 (i) 152,200 common shares owned by Cundill Value Fund, as to which PCB has sole voting and dispositive power, and (ii) 44,225 common shares owned by investment advisory clients as to 22,875 of which common shares PCB shares voting and dispositive power; and as to 21,350 of which common shares PCB shares dispositive power only. PCB could be deemed to be controlled by Holdings, which, in turn, could be deemed to be controlled by Cundill.

(14) Includes 14,760 common shares issuable under currently exercisable stock options, and the 500,000 common shares held by the Company's Pension Plan (see footnote (5) above).

Thomas C. Moore, James O. Moore and William B. Moore are brothers and the sons of the late Coleman B. Moore, founder of the Company.

                            1. ELECTION OF DIRECTORS

     The By-Laws of the Company provide for a Board of Directors not less than five nor more than eleven in number, to be divided into four classes of directors. At the 1996 Annual Meeting, the shareholders will elect three directors for a term expiring in 2000. The following have been nominated by the Board of Directors to serve as directors until the 2000 Annual Meeting of shareholders, and until a successor is elected and has duly qualified.

                 James O. Moore   William B. Moore   Ralph H. Owens

     The above nominees are present directors of the Company. It is intended that the proxies will be voted for the nominees or for substituted nominees, in case any nominee becomes unavailable, which is not contemplated. However, proxies will not be voted for the election of more than three directors.

     The following table sets forth as of March 14, 1996, certain information with respect to the nominees for election as a director, and each director whose term of office will continue after the Annual Meeting.

                                                                                                          Present
                                                                                  Director                Term
Name and Occupation (1)                                                Age        Since                   Expires
-----------------------                                                ---        ---------               -------
James O. Moore *                                                       55         1978                    1996
General Manager, Measurement
& Control Division beginning
in 1995; formerly, Manager of
Research and Electronic
Instrument Development
of the Company

William B. Moore *                                                     53         1978                    1996
President and Chief Executive
Officer of the Company

Ralph H. Owens                                                         79         1974                    1996
Retired in 1986 as Senior
Vice President of the Company

Robert B. Adams *                                                      65         1986                    1997
President, CEO & Director, EST Group, Inc.
(a manufacturer of industrial dampers, pressure
plugging and testing equipment) since 1994;
President, Product Development Services Co.
(a management and engineering consulting firm)
since 1993;  Retired in 1993 as Vice President,
Engineering and Secretary of the Company

Edwin G. Rorke *                                                       73         1968                    1997
Chairman of the Board
of the Company; Retired
in 1988 as Chief Executive
Officer of the Company

F. Lawton Hindle                                                       64         1995                    1998
Retired in 1995 as President of
Moore Products Co. (Canada), Inc.
(a wholly-owned subsidiary
of the Company)

Thomas C. Moore                                                        63         1969                    1998
Retired in 1994 as Regional
Manager of the Company

Edward J. Curry *                                                      49         1986                    1999
Executive Vice President and Chief
Operating Officer of the Company

Raymond M. Reed                                                        60         1991                    1999
President, R. Reed & Associates, Inc.
(a management consulting firm); and
R. Reed Business Systems Consulting, Inc.
(a systems implementation support firm)

* member of the Executive Committee

(1) Unless otherwise indicated, the named individuals have held the specified positions (other than directorships), or other positions with the indicated entities, for at least five years. In September 1995 Edward J. Curry, Executive Vice President was appointed the additional title of Chief Operating Officer.

Information Concerning Meetings and Certain Committees

     Five meetings of the Board of Directors were held in 1995. No director attended fewer than 75% of the total meetings of the Board and of any Board Committees on which he served.

     The Company has Audit and Compensation Committees, but does not have a Nominating Committee.

     The Audit Committee, members of which are presently Robert B. Adams, Edward
J. Curry, and Edwin G. Rorke, held four meetings in 1995. The Audit Committee recommends the engagement of independent accountants, reviews the scope of the audit, reviews the financial statements and performance of the independent accountants, considers comments made by the independent accountants with respect to the Company's system of internal accounting controls, reviews controls with the Company's financial and accounting staff and reviews nonaudit services provided by the Company's independent accountants.

     A Compensation Committee customarily is appointed each year to study and make recommendations to the Board regarding compensation of officers. That committee held two meetings in 1995. The members of the committee are (and during all of 1995 were) Robert B. Adams, Thomas C. Moore, and Ralph H. Owens. Messrs. Owens and Adams formerly were officers and Thomas C. Moore formerly was a Regional Manager of the Company.

Compensation of Directors

     Directors, other than those currently employed by the Company, are paid $400 plus travel expenses for each Board and Committee meeting they attend. On occasion, directors are compensated on a per diem basis for specific consulting services, and during 1995, consulting fees, totalling $4,900 were paid to Raymond M. Reed or his affiliated consulting firm.

     At his retirement in 1993, Robert B. Adams (former Vice President, Engineering, Secretary and a member of the Board of Directors) entered into a consulting and non-compete agreement with the Company for a three-year period ending March 31, 1996. Mr. Adams or his affiliated consulting firm was paid $25,000 under this agreement during 1995, and future compensation to be paid under this agreement is not expected to exceed $5,000 over the remaining term.

     At his retirement in 1995, F. Lawton Hindle, (former officer of the Company's Canadian subsidiary and a member of the Board of Directors) entered into a consulting and non-compete agreement with the Company for a three-year period ending December 31, 1997. Mr. Hindle was paid $43,900 under this agreement during 1995 and future compensation to be paid under this agreement is not expected to exceed $30,000 over the remaining term.




                    2. AMENDMENT OF ARTICLES OF INCORPORATION

     On March 11, 1996, the Company's Board of Directors unanimously adopted, subject to shareholder approval, an amendment to Article Fifth of the Company's Articles of Incorporation, increasing the total number of authorized common shares of the Company from 3,750,000 shares to 7,500,000 shares. The shareholders will be asked to approve this amendment at the Meeting.

     As of March 14, 1996, of the 3,750,000 common shares currently authorized, 2,583,092 shares were outstanding and only 1,166,908 shares were available for issuance by the Company. Of this latter number, 749,200 shares were reserved for issuance under options outstanding or authorized under the Company's 1994 Incentive Stock Option and Non-qualified Stock Option Plan (assuming the amendment of such Plan as set forth in Proposal 3 below is approved) and an additional 70,380 shares were reserved for potential conversion of the Company's 175,950 outstanding shares of preferred stock. The Board of Directors believes that the additional 3,750,000 common shares proposed to be authorized by the amendment of the Articles of Incorporation will provide flexibility for steps the Company might wish to take in the future relating to possible employee stock benefit plans, financings, acquisitions, stock splits and other appropriate corporate transactions. If the issuance of common shares is deemed advisable in connection with such matters, the existence of authority sought by this Proposal 2 to issue the additional common shares may avoid the necessity for, and the expense and delay of, a special shareholders' meeting to increase the Company's authorized common shares.

     Although the Board of Directors is not proposing the authorization of the additional common shares as an "anti-takeover" device, it is possible that such additional shares could be used to discourage or impede a tender offer or other attempt to gain control of the Company. Further, the Company's 149,050 shares of presently authorized but unissued preferred stock may be issued in one or more series and with such designations, preferences and relative rights, including voting and conversion rights, as the Board of Directors may fix by resolution. In the event of a threatened takeover of the Company, it could be possible for the Board to authorize the issuance of one or more additional series of such preferred shares, either alone or in conjunction with issuances of the additional 3,750,000 common shares proposed to be authorized, which could make it difficult for such takeover to succeed. Since holders of common shares are not entitled to preemptive rights, issuances by the Company of additional preferred shares or additional common shares, other than to existing shareholders, could have the effect of reducing the voting power of, and would dilute the percentage ownership in the Company of, existing shareholders.

     If the 3,750,000 additional common shares are authorized, no further action or authorization by the Company's shareholders will be necessary prior to the issuance of such common shares, except as might be required for a particular transaction by applicable law or by agreements with or policies of the NASDAQ National Market and any other stock exchanges on which the Company's securities then may be listed. The Board of Directors has no present specific plans with respect to the issuance of any of the additional common shares proposed to be authorized.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT TO THE ARTICLES OF INCORPORATION.




3.   AMENDMENT OF 1994 INCENTIVE STOCK OPTION AND NON-QUALIFIED STOCK OPTION
     PLAN

     At the Meeting, the shareholders also will be asked to approve an amendment to the Company's 1994 Incentive Stock Option and Non-qualified Stock Option Plan (the "1994 Plan"). The 1994 Plan was originally adopted by the Company's Board of Directors in February, 1994, and approved by the shareholders of the Company at the Annual Meeting in May, 1994. On March 11, 1996, the Board of Directors unanimously amended the 1994 Plan, subject to shareholder approval, so as to increase the number of common shares ("Shares") authorized for issuance under the Plan from 300,000 to 750,000 Shares.

     The Board of Directors believes that the proposed increase in the number of Shares authorized for issuance under the 1994 Plan is necessary in order for the 1994 Plan to continue to fulfill its purpose of assisting the Company in attracting and retaining officers and other key employees and to motivate them, through stock ownership in the Company, to promote the best interests of the Company and its shareholders.

     As of March 14, 1996, of the 300,000 Shares originally authorized for issuance under the 1994 Plan, 266,900 Shares, net of forfeitures, had been granted under the Plan, leaving only 33,100 Shares available for the grant of future options.

     The following is a summary of the principal features of the 1994 Plan. This summary, however, does not purport to be a complete description of all the provisions of the 1994 Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's offices in Spring House, Pennsylvania.

     The 1994 Plan authorizes the granting of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) ("ISOs") and non-qualified stock options. Shares subject to options granted under the Plan which remain unexercised upon expiration or earlier termination of such options will once again become available for the granting of options under the Plan. Authorized but unissued shares or treasury shares may be issued under the Plan.

     The 1994 Plan is administered by the Compensation Committee of the Board (the "Committee") which is given broad discretion under the Plan. Except as otherwise may be permitted by applicable rules and regulations of the Securities and Exchange Commission, none of the members of the Committee is eligible to participate in the Plan. The Plan authorizes the Committee to grant ISOs and non-qualified stock options to officers (including officers who also are directors) and other key employees of the Company and its subsidiaries. There currently are four officers and approximately 130 other employees eligible for participation in the Plan, although this number is subject to increase or decrease in the future.

     The exercise price of options granted under the Plan must be at least equal to the fair market value of the Company's common stock on the date of grant of the option. With respect to ISOs granted to any one optionee during any calendar year, the aggregate market value on the date of grant of the underlying Shares which first become exercisable during any calendar year (under the 1994 Plan or any other plan of the Company or related corporations) may not exceed $100,000. Options under the Plan may not extend for more than ten years and become exercisable in such installments as the Committee may specify, but not earlier than six months from the date of grant, except in limited circumstances. ISOs granted to certain large shareholders must have an exercise price not less than 110% of fair market value and cannot extend for more than five years from the date of grant. Under certain circumstances, the 1994 Plan permits the exercise price of options to be satisfied by the optionee by having the Company withhold Shares issuable pursuant to the options or by delivery to the Company of other previously acquired Shares. The Plan similarly permits the withholding of Shares issuable upon exercise of non-qualified options to satisfy withholding taxes. Options under the 1994 Plan are not transferable by optionees other than by will or pursuant to the laws of descent and distribution.

     If an optionee's employment with the Company is terminated for any reason, his or her option will remain exercisable, to the extent of the number of Shares with respect to which it was exercisable at the time of termination of employment (or to any greater extent permitted by the Committee), until the expiration date of such option or until such earlier accelerated termination date as the Committee, in its discretion, may determine. However, subject to certain exceptions, such accelerated option termination date may not be earlier than the date of the optionee's termination of employment, and in the case of termination of employment due to death, not earlier than one year after the date of death. Further, subject to certain exceptions, such accelerated option termination date may not be later than: (i) three years after the date of death; and (ii) in the case of ISOs, one year after termination of employment as a result of disability and three months after termination of employment for any reason other than death or disability. Special rules apply with respect to an optionee who dies after termination of employment but while his or her option remains in effect.

     The number of Shares authorized for issuance under the 1994 Plan and issuable under outstanding options is subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The Plan further provides that, in the event of a merger, consolidation or other specified corporate transaction, options shall be assumed by the surviving or successor corporation, if any. However, the Plan also authorizes the Committee, in its discretion, to terminate all or a portion of the outstanding options in the event of such a corporate transaction and further authorizes the Committee, in its discretion, to accelerate the exercise date of all or a portion of any options to be so terminated. The Committee also has the authority under the Plan to accelerate the exercise date of options if it determines that a change of control of the Company has occurred or is likely to occur.

     Subject to certain limitations, the Board of Directors may discontinue or amend the Plan as it deems necessary, but no discontinuance or amendment may adversely affect the rights of an optionee with respect to an outstanding option without his or her consent. However, subject to certain exceptions, shareholder approval generally will be required for any amendment which would materially (i) increase the benefits accruing to executive officers or directors under the Plan; (ii) increase the number of Shares which may be issued under the Plan;
(iii) modify the requirements as to eligibility to participate in the Plan; or
(iv) extend the duration of the Plan. Unless earlier terminated by the Board of Directors, the Plan will automatically terminate in February, 2004, although options granted prior to such termination may be exercised after termination in accordance with their terms.

     As of March 11, 1996, the Committee had made no determination to grant specific options with respect to the additional 450,000 additional Shares for which shareholder approval is being sought. Of the 266,100 Shares which were subject to outstanding options under the 1994 Plan as of March 14, 1996, the current executive officers of the Company had been granted options with respect to a total of 50,500 Shares, including options for 10,000 Shares, 18,000 Shares and 12,500 Shares, respectively, to William B. Moore, President and Chief Executive Officer, Edward J. Curry, Executive Vice President, and James McDonald, Vice President, Sales (who were the Company's three most highly compensated executive officers with respect to fiscal 1995). Other officers and employees of the Company have been granted options with respect to all of the remaining 215,600 Shares. (See also "Additional Information - Option Grants" below). On March 11, 1996, the closing price of a Share on the NASDAQ National Market was $18.50.



Certain Federal Income Tax Consequences

     The Company has been advised that, under present federal tax laws and regulations, as in effect on February 29, 1996, the Federal income tax consequences to the Company and to the employees receiving stock options pursuant to the 1994 Plan are as described below. The following discussion is only a brief summary of such tax consequences, is not intended to be all inclusive or to constitute tax advice, and, among other things, does not cover possible state, local or foreign tax consequences.

     Upon the grant or exercise of an ISO, no income will be recognized by the optionee for federal income tax purposes (although, upon exercise, the excess of the fair market value of the Shares over the exercise price will generally be included in the optionee's alternative minimum taxable income), and the Company will not be entitled to any deduction. If the Shares received on the exercise of an ISO are not disposed of within one year following the date of the exercise of the option by the optionee, or within two years following the date of the grant of the option, any gain realized by the optionee upon the disposition of such Shares will be taxed as long-term capital gain.

     In such event, no deduction will be allowed to the Company. If the Shares are disposed of within the aforesaid one-year or two-year periods, the excess of the fair market value of the Shares on the date of exercise or, if less, the amount realized on disposition of such Shares, over the exercise price of such Shares generally will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction at such time, subject to the extent applicable, to limitations on deductibility imposed by Internal Revenue code Section 162(m) discussed below. Any gain or loss recognized on such a disposition of the Shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss if the Shares have been held as capital assets.

     Upon the grant of a non-qualified stock option, no income will be recognized by the optionee for federal income tax purposes. Upon the exercise of such an option, the amount by which the fair market value of the Shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and the Company will be entitled to a corresponding deduction, subject to possible limitations imposed by Internal Revenue code Section 162(m) discussed below. Upon an optionee's sale of such Shares, any difference between the sale price and the fair market value of such Shares on the date of exercise will be treated as capital gain or loss if the Shares have been held as capital assets.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows tax deductions to public companies for compensation in excess of $1 million paid or accrued in taxable years beginning after January 1, 1994 to certain executive officers (generally consisting of the chief executive officer and the four other highest paid executive officers), unless such compensation is of a type that qualifies for exemption from that limitation. One such exemption is for performance based compensation, which can include compensation under a stock option plan, provided that certain requirements, including administration of the plan by "outside directors" and shareholder approval of the plan are met. The Board of Directors may try to comply with such requirements with respect to the 1994 Plan to the extent reasonably practicable if and when it appears likely that the $1 million compensation level will be reached, but there can be no assurance that the 1994 Plan will so comply.

     Different rules for measuring ordinary income may apply if the optionee is subject to Section 16 of the Securities Exchange Act of 1934.

     Various additional tax consequences may apply to the granting, acceleration and exercise of options and to be disposition of Shares acquired thereunder, but such consequences are beyond the scope of this summary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS
AMENDMENT TO THE 1994 PLAN.


                                4. OTHER MATTERS

     The Board of Directors does not know at present of any matters to be presented at the Meeting other than those mentioned in the Notice of Meeting and customary procedural matters. However, if other matters should properly come before the Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies, to the extent permitted by applicable rules of the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION


Report of the Compensation Committee


      Executive compensation at the Company is comprised primarily of base salary, split-dollar life insurance, a pension benefit plan, and, beginning in 1994, a 401(k) Employee Retirement Savings Plan with corporate matching contributions and a Stock Option Plan. In addition, from time to time, executive officers and all employees have received annual bonuses determined at the discretion of the Board of Directors based upon the profitability of the Company at an equal rate as a percentage of base pay. No such bonuses were paid to any officers or employees in 1993, 1994, or 1995.

     The Company's executive compensation program, including that for its Chief Executive Officer, is guided by principles designed to align compensation with overall business strategy, the current and long-term initiatives of management, overall corporate performance and Company values. It is also compared against statistical studies of comparable positions and responsibilities in similar organizations to test the competitiveness of the overall executive compensation program.

     In the most recent three years, executive compensation has been influenced by a continuing economic slowdown in the Company's industry and corresponding impact on the operating results of the Company. Modest or no pay increases in 1995 and 1994 were granted to maintain competitive salary structures, following almost three years of no increases to the base pay of executive officers.

     Aside from base pay, which is commensurate with responsibility, there are presently no distinctive features to the compensation program for the Chief Executive Officer or individual executive officers. Prior to 1994, the Company had no stock option or long-term compensation arrangements for its executive officers. In 1994 the Board of Directors and shareholders adopted a stock option plan, for the benefit of all key employees, including executive officers. Options granted in 1995 were based upon individual influence, initiative and managerial ability in initiating changes that are intended to yield long-term profitability and enhance shareholder value. No particular weight was ascribed by the Committee to any one or more of these factors. Furthermore, the Committee did not rely on any particular hurdles, benchmarks or other objective criteria in awarding these options.

                                           Compensation Committee:
                                              Thomas C. Moore
                                              Ralph H. Owens
                                              Robert B. Adams
March 22, 1996

Summary Compensation Table

     The following table sets forth certain information concerning the compensation paid or accrued to or for (i) the Company's Chief Executive Officer and (ii) the only other executive officers whose total annual salary and bonus exceeded $100,000 for 1995.

                                                                                         Securities
                                                                                         Underlying              All Other
Name and                                            Salary              Bonus             Options               Compensation
Principal Position              Year                  ($)                ($)                (#)                     ($)
------------------              ----                  ---                ---                ---                     ---
William B.Moore,                1995                166,000               0                  0                     5,851
  President and                 1994                163,231               0                10,000                  3,069
  Chief Executive               1993                158,000               0                  0                     2,494
  Officer

Edward J. Curry,                1995                147,385               0                11,000                  5,152
  Executive Vice                1994                139,577               0                 7,000                  2,634
  President and                 1993                135,000               0                  0                     2,142
  Chief Operating
  Officer

James McDonald                  1995                101,231               0                 8,000                  4,597
  Vice President,               1994                 96,962               0                 4,500                  2,913
  Sales                         1993                 95,000               0                  0                     2,572


     Amounts disclosed as "all other compensation" represent Company matching contributions under a 401(k) retirement savings plan established in 1994, and annual premiums paid under an officer split-dollar insurance program that provides supplemental life insurance coverage for each executive officer equal to annual base salary (maximum of $100,000) to retirement and $100,000 after retirement. A portion of the premiums paid by the Company for an executive officer's split-dollar policy will be repaid to the Company out of the death benefit under such policy.

Pension Plan

     The Company's defined benefit pension plan covers all employees over age 21 with one year of service. A plan member's annual pension is 1.5% of the average of his highest five consecutive years' base salary times the number of years of credited service at date of retirement. The base salary or wages paid by the Company to plan participants is the only compensation covered by the plan. The 1995 base salaries and credited years of service for the executive officers listed above were as follows: W. B. Moore, $166,000 with 28 years; E. J. Curry, $157,000 with 16 years; and J. McDonald, $106,000 with 24 years.

     The following table illustrates the estimated straight-life annual retirement benefits payable at normal retirement age under the plan. The benefits listed are not subject to any deduction for Social Security benefits or other offset amounts. Benefits are subject to limitations imposed by the Internal Revenue Code, which beginning in 1994 includes a $150,000 annual compensation limit.


                                       Credited Years of Service
 Remuneration         10 years         20 years        30 years      40 years
-------------        ---------         --------        --------      --------

$100,000             $15,000           $30,000         $45,000       $60,000
 125,000              18,750            37,500          56,250        75,000
 150,000              22,500            45,000          67,500        90,000
 175,000              22,500            45,000          67,500        90,000
 200,000              22,500            45,000          67,500        90,000



Stock Option Grants, Exercises and Holdings

     The following tables set forth certain information concerning options to purchase common stock granted to and exercised by the individuals named in the Summary Compensation Table during 1995 and unexercised stock options held by them at the end of 1995:

                                               Option Grants in 1995


                                                 Individual Grants
                       ------------------------------------------------------------------------
                                               % of Total                                                Potential Realizable
                         Number of               Options                                                   Value at Assumed
                          Shares               Granted to           Exercise                             Annual Rate of Stock
                        Underlying              Employees            or Base                            Price Appreciation For
                          Options              in Fiscal              Price           Expiration             Option Term
     Name              Granted (#)                Year             ($/Sh) (1)          Date (1)          5% ($)        10% ($)
     ----              ------------               ----             ----------          --------          ------        -------

Edward J. Curry            1,000                  9.5%               14.75              2/6/05              9,276      23,508
                          10,000                                     16.50              8/1/05            103,768     262,967


James McDonald             1,000                  7.8%               14.75              2/6/05              9,276      23,508
                           8,000                                     16.50              8/1/05             83,014     210,373

(1) The exercise price of these options was 100% of the market price on the date of grant, and they become exercisable in five equal installments commencing on date of grant.

          Aggregate Option Exercises in 1995 and Year-End Option Values

                                                                     Number of Shares                      Value of Unexercised
                              Shares             Value            Underlying Unexercised                 In-the-money Options at
                            Acquired on        Realized           Options at FY-End (#)                         FY-End ($)
      Name                 Exercise (#)           ($)           Exercisable/Unexercisable             Exercisable/Unexercisable (1)
      ----                 ------------           ---           -------------------------             -----------------------------
William B. Moore               None               N/A                  2,500/10,000                           $1,375/4,125

Edward J. Curry                None               N/A                  1,400/16,600                           $2,975/28,775

James McDonald                 None               N/A                   800/11,700                            $1,913/20,400



(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options.


Shareholder Return Performance Graph

     The following graph compares for the years 1991 through 1995 the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns, as calculated by Media General Financial Services, for the NASDAQ Market Value Index and an index comprised of 131 publically traded companies as classified by Dow Jones & Company, Inc. into an industry group identified as "Industrial Technology".

FIVE YEAR CUMULATIVE TOTAL RETURN

                        1990        1991    1992     1993     1994     1995
MOORE PRODUCTS CO.       100      118.44    87.7     77.98    76.73    89.93
INDUSTRY INDEX           100      155.04   160.9    176.01   192.93   280.99
NASDAQ                   100      128.38   129.64   155.5    163.26   211.77

Certain Relationships and Related Transactions

     As previously announced, in late December 1995, the Company's Pension Plan purchased 500,000 unregistered common shares from the Company for an aggregate of $8 million which was determined to be the fair market value of such shares by an independent appraiser retained by Mellon Bank, N.A., the Trustee of the Pension Plan. In connection with this purchase, the Company has granted to the Pension Plan certain rights to request the Company to register such shares with the Securities and Exchange Commission for public sale by the Pension Plan. See "Beneficial Ownership of Principal Shareholders and Management" earlier in this Proxy Statement.


                         INDEPENDENT PUBLIC ACCOUNTANTS


     Ernst & Young LLP served as the Company's independent public accountants to audit the accounts of the Company and its subsidiaries for 1995. Auditors to serve in 1996 will be appointed in May, 1996 in accordance with the Company's standard practice. Ernst & Young LLP has served as the Company's auditors since 1968. Representatives of Ernst & Young LLP will not be present at the Annual Meeting.


                       SUBMISSION OF SHAREHOLDER PROPOSALS

     Under Securities and Exchange Commission rules, shareholders meeting specified eligibility requirements are entitled to have certain types of proposals included in the Company's Proxy Statement. Any such shareholder desiring to have a proposal included in the Company's Proxy Statement for its 1997 Annual Meeting must deliver such proposal (which must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934) to the attention the Corporate Secretary, at the address of the Company set forth below, not later than December 9, 1996.

Annual Report

     The Annual Report to shareholders containing audited results for the year 1995 accompanies this Proxy Statement but is not to be regarded as proxy solicitation material.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO THE ATTENTION OF THE CORPORATE TREASURER, MOORE PRODUCTS CO., SPRING HOUSE, PENNSYLVANIA 19477.


                                                ROBERT E. WISNIEWSKI
                                                Secretary & Treasurer


March 28, 1996

                               MOORE PRODUCTS CO.
                   Annual Meeting of Shareholders May 2, 1996

            This Proxy Solicited on Behalf of the Board of Directors

         The undersigned hereby appoint(s) EDWARD J. CURRY and ROBERT E. WISNIEWSKI or either of them, with full power of substitution, proxies to vote, as designated on the reverse side, all of the voting shares of capital stock of MOORE PRODUCTS CO. held of record by the undersigned on March 14, 1996, at the Annual Meeting of Shareholders to be held on May 2, 1996, and at any adjournments thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 ON THE REVERSE SIDE AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGEMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

                           (Continued on reverse side)

                               MOORE PRODUCTS CO.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

IF YOUR STOCK CERTIFICATE IS LOST, STOLEN OR DESTROYED, OR IF YOU CHANGE YOUR ADDRESS, PLEASE CONTACT OUR STOCK TRANSFER AGENT, CHEMICAL MELLON SHAREHOLDER SERVICES, AT 1-800-526-0801.

1.  Election of Directors

To vote FOR                                 To Withhold
the nominees                                Authority to vote
listed below                                for the nominees
check this box                              check this box
(except as marked to the
 contrary below)

   / /                                           / /

           (To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.)

William B. Moore             James O. Moore               Ralph H. Owens


2. Amendment to the Articles of Incorporation increasing authorized common stock to 7,500,000

   For            Against    Abstain
   / /              / /        / /

3. Amendment to the 1994 Incentive Stock Option and Non-Qualified Stock Option Plan increasing number of shares available for issuance to 750,000

   For            Against    Abstain
   / /              / /        / /


4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                            DATED:
                                  ---------------------------------------, 1996



                                  ---------------------------------------------
                                                  Signature


                                  ---------------------------------------------
                                          Signature if held jointly

                                  Please sign exactly as name appears hereon.
                                  When shares are held by joint tenants, both should sign. When signing as attorney, or as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE PROXY CARD(S) USING THE ENCLOSED ENVELOPE.